Exhibit 99.1

BioTime Submits Protocol for Initiation of Human Clinical Trials of Renevia™ in Europe

ALAMEDA, Calif.--(BUSINESS WIRE)--January 10, 2013--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today announced it has submitted a Clinical Investigation Protocol (CIP) to European regulatory authorities for approval to initiate studies for its Renevia™ stem cell delivery platform. The Principal Investigator for the studies will be Ramon Llull, MD, and the planned trials will be conducted at the Stem Center, Palma de Mallorca, Spain (www.stem-center.com). The Stem Center is operated by the GID Group, Inc., of Louisville, Colorado. BioTime is currently completing the production of clinical materials according to current Good Manufacturing Practice regulations. The initiation of human clinical studies is expected in Q2 of this year upon approval of the CIP.

Renevia™, a member of the Company’s HyStem® family of hydrogels, is a proprietary formulation that mimics the human extracellular matrix, a web of molecules surrounding cells that is essential to cellular function. Renevia™ is designed to be a liquid injectable matrix capable of safely polymerizing in the body into a three-dimensional tissue-like scaffold in combination with transplanted cells. Anchoring the transplanted cells in such a biocompatible matrix generally increases the percentage of viable cell engraftment. HyStem® hydrogels are currently being used by researchers at a number of leading medical schools in laboratory studies to investigate a broad array of stem cell therapies, including wound healing, treatment of ischemic stroke, brain cancer, vocal fold scarring, and cardiac infarct. Videos describing the technology by the inventor Glenn Prestwich, PhD, are available for viewing online at www.biotimeinc.com/corporate-videos/.

“This is an important step forward in our commercialization efforts and brings us closer to delivering this much-needed matrix technology for the emerging field of regenerative medicine,” stated William P. Tew, PhD, Chief Commercialization Officer of BioTime, Inc. “The technology forms a foundation for the delivery of cell-based therapeutic products in both the adult and embryonic stem cell marketplace. Current preclinical studies at leading medical institutions have shown that HyStem® hydrogels are compatible with a wide variety of tissue types including brain, bone, skin, nerve, cartilage, and heart.”

In the clinical application described in this CIP, Renevia™ will be used as a delivery matrix for autologous adipose cells in order to restore subcutaneous tissue lost as a result of injury, oncologic resection, or congenital defects. Restoration of the normal skin contour is an important quality-of-life issue, not only in elective cosmetic procedures, but also in reconstructive surgeries needed to repair deformities and traumatic injuries to the face and upper extremities. BioTime’s plan is to bring Renevia™ to the medical market first in the European Union, where the regulatory pathway will allow for faster approval. Once the use of Renevia™ is established in Europe, BioTime plans to address an even larger potential market in the United States.

Evaluation of Renevia™ in ISO 10993 biocompatibility studies has been successfully completed as prescribed by the International Organization for Standardization for permanent implantable medical devices. This testing is required by the United States Food and Drug Administration and European Union regulatory authorities prior to the initiation of clinical studies in humans. The results of these preclinical studies successfully demonstrated the safety and biocompatibility of Renevia™.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime Acquisition Corporation (“BAC”) is a subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com